Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PEABODY COMPLETES EXCHANGE TRANSACTION, EXTENDS SUBSTANTIAL PORTION OF NEAR-TERM DEBT MATURITIES, ELIMINATES NET LEVERAGE RATIO, FINALIZES SURETY STANDSTILL AGREEMENT

ST. LOUIS, Jan. 29, 2021 – Peabody (NYSE: BTU) announced today that it has completed its previously announced exchange transaction following the tender of 86.86 percent of its senior secured notes due 2022. The closing of this transaction extends a substantial portion of Peabody’s debt maturities to December 2024, eliminates its net leverage ratio covenant and finalizes a four-year standstill with its surety bond providers.

“Closing of this transaction today is a significant milestone for the company and its many stakeholders,” said Peabody President and Chief Executive Officer Glenn Kellow. “With the majority of our nearest term funded debt maturities now at the end of 2024, we believe these steps provide us with the additional flexibility needed to continue to pursue operational improvements as well as capture potential seaborne market improvements.”

Key components of the transaction include the following:

2022 Notes Exchange Offer and Consent Solicitation: $398.7 million of former 2022 senior secured notes were tendered by 2022 noteholders and exchanged for $195.1 million of new 8.5 percent 2024 senior secured notes issued by Peabody, $193.9 million of new 10.0 percent 2024 senior secured notes issued by certain subsidiaries of Peabody that indirectly own the company’s Wilpinjong mine and $13.4 million in additional cash consideration, plus accrued and unpaid interest.

Approximately 13 percent, or $60.3 million, of the 2022 notes did not participate in the exchange offer, leaving those notes as Peabody’s only funded debt currently maturing prior to December 2024. Given the level of support for the exchange offer, the amendments to the indenture governing the 2022 notes are now operative. As a result, the 2022 notes are now unsecured and will no longer have the benefit of substantially all of the restrictive covenants. The 2022 notes will continue to bear interest at an annual rate of 6.0 percent and mature in March 2022.

In connection with the exchange, Peabody has agreed to commence by February 13, 2021 an offer to purchase up to $22.5 million in aggregate accreted value of the new Peabody 2024 notes at a purchase price equal to 80 percent of the accreted value of the new 2024 notes, plus accrued and unpaid interest, if any, to, but excluding the redemption date for the offer to purchase.

Revolving Credit Facility Lender Exchange: Peabody also exchanged $540 million of revolving credit facility commitments with its revolving lenders for $206.0 million of new structurally senior term loans under a credit agreement between the lenders and certain subsidiaries of Peabody that indirectly own the company’s Wilpinjong mine, a new $324.0 million senior secured letter of credit facility between the lenders and Peabody, $10.0 million of cash consideration and 100 basis points of exchange fees.

Following this exchange with Peabody’s revolving lenders, the first lien net leverage ratio covenant under the company’s existing credit agreement has been eliminated.

Surety Agreement: The global surety agreement was also finalized, which substantially reduces contingent liquidity risk by resolving outstanding collateral requests and limiting future collateral requirements of the sureties through the maturity date of the credit agreement.

In line with this agreement, Peabody posted $75 million of letters of credit in the fourth quarter of 2020 and will post an additional $25 million of collateral per year beginning in 2021 through 2024 for the benefit of the sureties, plus other amounts in accordance with the surety agreement. Surety providers have agreed to a standstill agreement under which they have agreed not to demand any additional collateral for existing bonds; draw on letters of credit posted for the benefit of themselves; or cancel, or attempt to cancel, any existing surety bond.

Lazard served as financial advisor and Jones Day served as legal advisor to Peabody on this transaction. Houlihan Lokey Capital, Inc. served as financial advisor and Davis Polk & Wardwell LLP served as legal advisor to an ad hoc group of noteholders on this transaction. PJT Partners LP served as financial advisor and Freshfields Bruckhaus Deringer LLP served as legal advisor to the administrative agent under the credit facilities on this transaction.

Peabody (NYSE: BTU) is a leading coal producer, serving customers in more than 25 countries on six continents. We provide essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:

Julie Gates

314.342.4336

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “goal,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements, including the Company’s ability to consummate the Exchange Offer and Consent Solicitation and the Company’s expectations regarding future liquidity, cash flows, mandatory debt payments and other expenditures. They may also include estimates of sales targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.